Exhibit 99.2

KLX ENERGY SERVICES TO ACQUIRE MOTLEY SERVICES;
PREVIEWS THIRD QUARTER FINANCIAL RESULTS

WELLINGTON, FL — October 22, 2018 - KLX Energy Services Holdings, Inc. (“KLX Energy Services” or the “Company”) (NASDAQ: KLXE), a leading U.S. onshore provider of mission critical oilfield services, announced today it has entered into a definitive agreement to acquire Motley Services, LLC (“Motley”), a leading large diameter coiled tubing (“CT”) service provider, serving customers primarily in the Southwestern U.S.

Motley, a premier provider of well completion services, is primarily focused on providing high-quality large diameter coiled tubing services specializing in complex, longer lateral horizontal wells. Motley also provides wireline and thru-tubing services, which are complementary to KLX Energy Services’ existing service offerings. Motley’s third quarter 2018 revenues and EBITDA guidance, on an annualized basis based on the mid-point of the guidance, are approximately $136 million and $46 million, respectively.

Amin J. Khoury, Chairman, Chief Executive Officer and President of KLX Energy Services stated, “The acquisition of Motley represents an entry into the coiled tubing market for KLXE, and significantly strengthens the Company’s current portfolio of well completion services. Motley’s business will enhance our integrated platform by adding large diameter coiled tubing services initially into the Company’s Southwest region, and then rolling it out to the rest of our geographic regions.”

Mr. Khoury concluded, “The acquisition price of $148 million represents a multiple of approximately 3.2x the mid-point of Motley’s third quarter 2018 EBITDA guidance, on an annualized basis. The acquisition is expected to close in late October or early November 2018 and to be strongly accretive to KLX Energy Services earnings in 2018 and 2019.”

Under the terms of the agreement, KLX Energy Services will pay Motley total consideration of $148 million, consisting of $139 million in cash and $9 million of KLX Energy Services common stock. The Company intends to fund the cash portion of the purchase price with the net proceeds of a debt financing.

The transaction is subject to certain closing conditions, including approvals from regulatory authorities. There can be no assurance that the transaction will be completed.

1300 Corporate Center Way Wellington, FL 33414 :: 561.273.7148 :: KLXenergy.com

KLX Energy Services is providing third quarter 2018 revenue and Adjusted EBITDA guidance of approximately $120 million and approximately $26.5 million, respectively, representing increases of approximately 35 percent and approximately 188 percent, respectively, as compared to the same period of the prior year. Motley is providing third quarter 2018 revenues and EBITDA guidance of approximately $33 to $35 million and $11 to $12 million, respectively.1 Combined company guidance for third quarter 2018 revenues, Adjusted EBITDA and Adjusted Earnings Per Share are expected to be approximately $154.1 million, $38.0 million (24.7 percent of sales) and $0.96 per diluted share, respectively.2

Freshfields Bruckhaus Deringer US LLP is acting as legal counsel to KLX Energy Services. Simmons & Company International, Energy Specialists for Piper Jaffray, are acting as the exclusive financial advisor to Motley and Locke Lord LLP is acting as legal advisor to Motley.

The Company will host a conference call to discuss the acquisition at 9:45 a.m. Eastern on Monday, October 22, 2018. A live audio broadcast of the conference call, along with a supplemental presentation, will be available on the investor relations page of the KLX Energy Services website at www.klxenergy.com.

About KLX Energy Services

KLX Energy Services is a leading U.S. onshore provider of mission critical oilfield services focused on completion, intervention and production activities for the most technically demanding wells. KLX Energy Services’ experienced and technically skilled personnel are supported by a broad portfolio of specialized tools and equipment, including innovative proprietary tools developed by the Company’s in-house R&D team. KLX Energy Services supports its customers on a 24/7 basis from over 35 service facilities located in the major onshore oil and gas producing regions of the United States. For more information, visit the KLX Energy Services website at www.klxenergy.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements, including those regarding the timing and consummation of the transactions described herein, involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which include its Registration Statement on Form 10, Quarterly Report on 10-Q and Current Reports on Form 8-K. For more information, see the sections entitled “Risk Factors” and “Forward-Looking Statements” contained in the Company’s Form 10 and in its other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by the federal securities laws and the rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

1 Motley’s fiscal third quarter ends September 30, KLXE’s fiscal third quarter ends October 31

2 Combined Adjusted Earnings Per Share includes $6.5 million of interest expense to reflect the issuance of the notes. Motley’s data used in combined results based on mid-point of their third quarter 2018 guidance

KLX ENERGY SERVICES HOLDINGS, INC.

PRO FORMA RECONCILIATION OF CONSOLIDATED OPERATING EARNINGS

TO ADJUSTED OPERATING EARNINGS AND ADJUSTED EBITDA

(In Millions)

THREE MONTHS ENDED
October 31, 2018
Operating earnings	$4.6
Costs related to one-time post-spin-off related activities	17.9
Adjusted operating earnings	22.5
Depreciation and amortization	12.0
Non-cash compensation	3.5
Adjusted EBITDA	$38.0

KLX ENERGY SERVICES HOLDINGS, INC.

RECONCILIATION OF OPERATING EARNINGS

TO ADJUSTED OPERATING EARNINGS AND ADJUSTED EBITDA

(In Millions)

THREE MONTHS ENDED
October 31, 2018
Operating earnings	$(4.9)
Costs related to one-time post-spin-off related activities	17.9
Adjusted operating earnings	13.0
Depreciation and amortization	10.0
Non-cash compensation	3.5
Adjusted EBITDA	$26.5

KLX ENERGY SERVICES HOLDINGS, INC.

PRO FORMA RECONCILIATION OF NET EARNINGS

TO ADJUSTED NET EARNINGS PER DILUTED SHARE

(In Millions, Except Per Share Data)

THIRD QUARTER
2018 GUIDANCE
Net earnings	$(1.9)
Non-cash compensation	3.5
Income taxes	—
Costs related to one-time post-spin-off related activities	17.9
Adjusted earnings before tax expense	19.5
Income taxes	—
Adjusted income taxes	—
Adjusted net earnings	$19.5

Adjusted net earnings per diluted share	$0.96

Diluted weighted average shares	20.3

CONTACT:

Michael Perlman

Treasurer and Senior Director, Investor Relations

KLX Energy Services Holdings, Inc.

(561) 273-7148